Exhibit 99.2

Hana Biosciences Announces New Positive Interim Efficacy Results in Pivotal rALLy Clinical Trial of Marqibo in Acute Lymphoblastic Leukemia

- 31% COMPLETE RESPONSE RATE

- MEDIAN SURVIVAL OF 10.5 MONTHS IN COMPLETE RESPONDERS

- FINAL DATA TARGETED FOR 2009 ASH ANNUAL MEETING

SOUTH SAN FRANCISCO, Calif., March 3 /PRNewswire-FirstCall/ -- Hana Biosciences (Nasdaq: HNAB) today announced new positive preliminary efficacy results from a planned interim analysis of the ongoing pivotal rALLy clinical trial evaluating Marqibo® (vincristine sulfate liposomes injection) for the treatment of adult acute lymphoblastic leukemia (ALL) in second relapse. The analysis revealed that nine patients, or 31 percent, of the first 29 evaluable subjects achieved a complete response (CR) or CR without full blood count recovery (CRi). The estimated median overall survival (OS) in responders was 10.5 months compared to 5.1 months in non-responders at the time of the data cutoff. Because six of the nine CRs were still alive at that time, the median OS in this group may prove to be longer.

Since the outset of the rALLy trial, the target response rate for the study has been 16% complete responses (i.e., CR or CRi), which equates to nine or more out of the target evaluable population of 56 subjects. Completion of rALLy will satisfy the Company's need for greater than 100 Marqibo-treated adult ALL patients and catalyze the completion and submission of a New Drug Application for accelerated approval.

"We are strongly encouraged by these excellent preliminary results that show we have already met our overall study goal with regards to the number of complete responses in the first 29 patients, and importantly corroborate previously reported Marqibo activity in past clinical trials," said Steven R. Deitcher, M.D., president and chief executive officer. "These data fully support our plans to submit a New Drug Application for accelerated approval of Marqibo upon successful completion of rALLy and mark another in a series of milestone achievements in recent months that underscore our ability to execute in terms of product development."

"These exciting data bring us another step closer to making this promising treatment available to this very sick ALL patient population for whom there are currently no approved or standard therapies," stated Anne Hagey, M.D., vice president and chief medical officer. "Marqibo may enable high-potency dosing of vincristine chemotherapy and improve efficacy versus standard vincristine without increased toxicity."

Yesterday, Hana Biosciences announced the findings from a planned, pre-specified safety review of data from the rALLy trial conducted by an Independent Data Monitoring Committee (IDMC). The IDMC meeting outcome supports an acceptable, manageable safety profile for Marqibo with no new safety concerns. The IDMC has recommended that the trial continue to completion per the protocol. The Company has now accrued greater than 75 percent (43 patients) of the total target enrollment of 56 patients and recruitment is on target to complete by mid-2009.

The primary objective of the rALLy study is to assess the efficacy of single-agent, weekly Marqibo (2.25 mg/m2) with dosing based on actual body surface area without the dose capping applied to standard vincristine. Secondary objectives include evaluation of safety, response duration, and survival. The patient population is defined as Philadelphia chromosome-negative adult patients in second relapse, or those patients who relapsed following two lines of anti-leukemia chemotherapy, including those who have previously undergone stem cell transplantation. The rALLy trial is currently being conducted at thirty-one clinical sites in the U.S., Canada, Germany, Israel and the United Kingdom.

Hana Biosciences has received orphan drug and fast track designations for Marqibo for the treatment of adult ALL from the U.S. Food and Drug Administration. Marqibo has also received orphan drug designation from the European Medicines Evaluation Agency in adult ALL.

About Marqibo® (vincristine sulfate liposomes injection)
Marqibo is a novel, targeted, Optisomal(TM) formulation of vincristine, a widely-used chemotherapy, which has shown promising anti-cancer activity in patients with ALL, non-Hodgkin's lymphoma, Hodgkin's disease, and melanoma in several clinical trials. Vincristine is approved by the U.S. Food and Drug Administration as a single agent and in combination regimens for the treatment of hematologic malignancies such as lymphomas and leukemias. Vincristine, a microtubule inhibitor, kills cancer cells when they enter a very specific point in the cell cycle, and its efficacy is concentration- and exposure duration-dependent. Marqibo is designed to enhance the penetration and retention of vincristine at sites of active cancer and facilitate dose-intensification compared to standard vincristine formulations. Unlike regular vincristine, Marqibo is dosed based on patient body surface area without the need to limit the dose to avoid early dose-limiting neurotoxicities.

About Hana Biosciences, Inc.
Hana Biosciences, Inc. (Nasdaq:HNAB - News) is a biopharmaceutical company dedicated to developing new, differentiated cancer therapies designed to improve and enable current standards of care. The Company has two lead product candidates that target large markets and are in pivotal and/or proof-of-concept clinical trials. Marqibo is being developed to treat lymphoid cancers such as ALL and lymphomas. Menadione topical lotion is a first-in-class compound being developed as a prevention and/or treatment of skin toxicity associated with epidermal growth factor receptor inhibitors like Erbitux® and Tarceva®. The Company has additional pipeline opportunities that, like Marqibo, improve delivery and enhance the therapeutic index of well characterized, proven chemotherapies. Further information on Hana Biosciences can be found at www.hanabiosciences.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as ``anticipates,'' ``expects,'' ``plans,'' ``believes,'' ``intends,'' and similar words or phrases. These forward-looking statements include without limitation, statements regarding the expected benefits Marqibo may have for patients with relapsed ALL, expected benefits of Marqibo versus standard vincristine, potential dosing regimens, the timing, progress and anticipated results of the clinical development, regulatory processes and rates of patient enrollment of the rALLy trial, and the expected safety profile of Marqibo. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there is no assurance that Hana will have sufficient capital to complete the development of Marqibo, that the safety profile of Marqibo observed to date will be predictive of future results, that the results of the rALLy trial to date will be predictive of future results, that the rALLy trial will meet its study objectives, that Hana's development efforts relating to Marqibo will be successful, that Hana will be able to obtain regulatory approval of Marqibo, and that the results of clinical trials will support Hana's claims or beliefs concerning the effectiveness of Marqibo in relapsed ALL or other diseases. Additional risks that may affect such forward-looking statements include Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.